Finisar to Acquire Infineon Fiber Optics Business

SUNNYVALE, CA -- 04/29/2004 -- Finisar Corporation (NASDAQ: FNSR) and Infineon Technologies AG, Munich (NYSE: IFX) (FSE: IFX) announced today that they have entered into a definitive agreement in which Finisar has agreed to acquire Infineon's Fiber Optics Business Unit based in Munich, Germany, for 135 million shares of Finisar common stock. The acquisition transaction implies a valuation of $263 million based on the closing share price as of April 28, 2004. Following the transaction, Infineon will hold a 38 percent equity interest in Finisar. The transaction is subject to approval by Finisar's shareholders, applicable regulatory approvals and other customary closing conditions. Jerry Rawls, President and CEO of Finisar as well as Frank Levinson, Chairman and Chief Technology Officer of Finisar who own 15% of the shares entered into a voting right agreement with Infineon that they will vote their shares in favor of the transaction.

The acquisition involves the transfer of Infineon's fiber optic development, manufacturing, and certain marketing activities and approximately 1,200 employees. The Infineon Fiber Optics Business Unit develops, manufactures and markets a broad range of fiber optic datacom and telecom modules supporting the common MSA standards, BIDI components that allow bi-directional transmission on a single fiber for fiber-to-the-home applications (FTTH) and Plastic Optical Fiber (POF) components that are used in automotive applications, specifically, for media and safety systems.

Finisar expects to realise significant synergies within the first year following closing of the transaction. These synergies will result mainly from complementary technology and customer base.

In the second fiscal quarter ended March 31, 2004, Infineon's Fiber Optics Business Unit posted revenues of approximately $32 million. Combined with Finisar's revenue guidance of $55-$60 million in it's fourth quarter ending April 30, 2004, the combination would create the largest pure-play optical components company in the world.

"Leveraging the unique optical capabilities of both companies, this combination will be an important step in the ongoing consolidation of the fiber optic market," said Thomas Seifert, CEO of Infineon's Wireline Communications Business Group. "In Finisar, we have found an excellent strategic partner with a mutual interest in securing the future of the Fiber Optics Business unit. As one of the largest pure-play optical components companies, the combined forces will be able to provide more flexibility, broader product portfolio and cost efficiency to meet our customer requirements."

"This acquisition will add important new product and technology platforms which should strengthen our position in our core markets as well as help us to diversify our revenue base in terms of end markets, customers and distribution channels," said Jerry Rawls, Finisar's President and CEO. "About 40% of Infineon's business is in markets where we currently don't compete including the automotive industry and emerging fiber-to-the-home opportunity. The combined product offerings of both companies will be unsurpassed in terms of product breadth and technology for datacom applications while providing important new tools for leveraging our penetration of WDM and telecom applications. Furthermore, we have identified significant synergies that should help make this a successful and a profitable combination."

Pending customary regulatory approvals and the approval of Finisar's shareholders, the transaction is expected to close in the third calendar quarter of this year. Assets to be transferred in the transaction include Infineon Fiber Optics GmbH with its locations in Berlin (development, manufacturing and marketing), Munich (development and manufacturing) and Regensburg (development and marketing). In addition the manufacturing facilities in Trutnov (Czech Republic), development and marketing activities in Longmont and San Jose (USA) and Infineon's stake in the ParoLink joint venture with UEC in Taiwan will be transferred. In addition, Finisar will acquire a considerable portfolio of know-how and intellectual property consisting of approximately 450 patents and patent applications.

At closing, Thomas Seifert, CEO of Infineon's Wireline Communications Business Group, is expected to join the Finisar Board of Directors. Infineon is expected to continue to be a strategic supplier of IC chips to the combined entity.

Deutsche Bank Securities acted as financial advisor to Finisar.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a technology leader for fiber optic subsystems and network performance test systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using IP and SONET/SDH-based protocols. The Company's headquarters is in Sunnyvale, California, USA. www.Finisar.com

ABOUT INFINEON

Infineon Technologies AG, Munich, Germany, offers semiconductor and system solutions for the automotive and industrial sectors, for applications in the wired communications markets, secure mobile solutions as well as memory products. With a global presence, Infineon operates in the US from San Jose, CA, in the Asia-Pacific region from Singapore and in Japan from Tokyo. In fiscal year 2003 (ending September), the company achieved sales of Euro 6.15 billion with about 32,300 employees worldwide. Infineon is listed on the DAX index of the Frankfurt Stock Exchange and on the New York Stock Exchange (ticker symbol: IFX). www.Infineon.com.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for statements of historical fact, the statements contained in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These uncertainties include potential problems related to the assimilation and integration of the operations, technologies and products of Infineon's Fiber Optics Business, as well as risks associated with the rapidly evolving markets for Finisar's products and uncertainty regarding the development of these markets; Finisar's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Other risks relating to Finisar's business are set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

Contact:

Steve Workman
Senior VP Finance, Chief Financial Officer
Finisar Corporation
+1-408-542-4102
steve.workman@Finisar.com

Shelby Palmer
Investor Relations
Finisar Corporation
+1-408-542-5050
investor.relations@Finisar.com

Christoph Liedtke
Corporate Communications
Infineon Technologies
408-501-6790
christoph.liedtke@infineon.com

Investor Relations
Infineon Technologies AG
408-501-6800
+49-89-234-26655
investor.relations@Infineon.com